Odenberg, Ullakko, Muranishi & Co.                                Exhibit 16.1




February 17, 2000

Mr. Stephen Wong
Embarcadero Technologies, Inc.
425 Montgomery Street, Suite 425
San Francisco, CA 94105

Re: Dismissal of Odenberg, Ullakko, Muranishi & Co. LLP as Embarcadero Technologies, Inc.'s Principal Accountant

Dear Mr. Wong:

In accordance with SEC regulations, we are providing you notification of our agreement with the language used in the "Change in Accountants" section of Embarcadero Technologies' registration statement to be filed in February 2000.

Please call if you have any questions.

                             Yours very truly,

                             ODENBERG, ULLAKKO, MURANISHI & CO. LLP


                             By        /s/ Paul R. Ainslie
                               ------------------------------------
                                         Paul R. Ainslie